Exhibit 4.5

                        TRANSATLANTIC HOLDINGS, INC.
                         2003 STOCK INCENTIVE PLAN
                   AS AMENDED AND RESTATED MARCH 30, 2006

                                 ARTICLE I
                                  GENERAL

1.1 Purpose

     The purpose of the Transatlantic Holdings, Inc. 2003 Stock Incentive Plan is to attract, retain and motivate officers, directors, employees (including prospective employees), consultants and others who may perform services for the Company, to compensate them for their contributions to the long-term growth and profits of the Company, and to encourage them to acquire a proprietary interest in the success of the Company.

1.2 Definitions of Certain Terms

     "TRH" means Transatlantic Holdings, Inc. or a successor entity contemplated by Section 3.5.

     "Award" means an award made pursuant to the Plan.

     "Award Agreement" means the written document by which each Award is evidenced.

     "Board" means the Board of Directors of TRH.

     "Certificate" means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock of TRH.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

     "Committee" shall have the meaning set forth in Section 1.3.1.

     "Common Stock" means the common stock of TRH, par value $1.00 per share.

     "Company" means TRH and its subsidiaries.

     "Covered Person" shall have the meaning set forth in Section 1.3.3.

     "Employment" means a grantee's performance of services for the Company, as determined by the Committee. The terms "employ" and "employed" shall have their correlative meanings.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

     "Fair Market Value" means, with respect to a share of Common Stock on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee.

     "Operating Unit" means a division, segment, subsidiary, group, product line or product line grouping for which an income statement reflecting sales and operating income is produced.

     "Performance Awards" means any Award of restricted stock or restricted stock units that is intended to constitute "performance based compensation" within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

     "Performance Cycle" means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

     "Performance Objectives" means the objectives set forth in Section
2.8.2 for the purpose of determining the degree of payout and/or vesting of Performance Awards.

     "Plan" means the Transatlantic Holdings, Inc. 2003 Stock Incentive Plan, as described herein and as hereafter amended from time to time.

1.3 Administration

     1.3.1 Except as otherwise provided herein, the Plan shall be administered by a committee (the "Committee") of the Board to be drawn solely from members of the Board who are not and have not been officers of the Company. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Award granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive on all grantees and on their legal representatives and beneficiaries. The Committee shall have the authority, in its absolute discretion, to determine the persons who shall receive Awards, the time when Awards shall be granted, the terms of such Awards, the number of shares of Common Stock, if any, which shall be subject to such Awards and whether such Awards are to be Performance Awards. Unless otherwise provided in an Award Agreement, the Committee shall have the authority, in its absolute discretion, to (i) amend any outstanding Award Agreement in any respect, whether or not the rights of the grantee of such Award are adversely affected, including, without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions, or reflect a change in the grantee's circumstances and (ii) determine whether, to what extent and under what circumstances and method or methods
(A) Awards may be (1) settled in cash, shares of Common Stock, other securities, other Awards or other property or (2) canceled, forfeited or suspended, (B) shares of Common Stock, other securities, other Awards or other property, and other amounts payable with respect to an Award may be deferred either automatically or at the election of the grantee thereof or of the Committee and (C) Awards may be settled by the Company or any of its designees. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards (including grants to members of the Board who are not employees of the Company) or administer the Plan, in which case the Board shall have all of the authority and responsibility granted to the Committee herein. To the extent any Award is made to an "officer" (as defined for purposes of Rule 16a-1(f) under the Exchange Act) or director of TRH, the grant of the Award and any determination with respect to the Award shall be made by the full Board or a committee or subcommittee of the Board composed of at least two "non-employee directors" (as defined in Rule 16b-3 under the Exchange Act) and to the extent an Award is a Performance Award, the grant of the Award and any determination relating to the Award shall be made by the Committee if all members of the Committee are "outside directors" (as defined in Section 162(m) of the Code and the regulations thereunder) or a subcommittee of the Committee comprised only of members who are outside directors. For purposes of the preceding sentence, if one or more members of the Committee is not a non-employee director and an outside director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of members of the Committee who have not recused themselves or abstained from voting.

1.4 Persons Eligible for Awards

     Awards under the Plan may be made to such officers, directors, employees (including prospective employees), consultants and other individuals who may perform services for the Company, as the Committee may select, except that no Award may be made to directors who are not employees of the Company without stockholder approval.

1.5 Types of Awards Under Plan

     Awards may be made under the Plan in the form of (a) restricted stock,
(b) restricted stock units, (c) dividend equivalent rights and (d) other equity-based or equity-related Awards which the Committee determines to be consistent with the purposes of the Plan and the interests of the Company. TRH, however, will not grant stock options pursuant to the Plan.

1.6 Shares of Common Stock Available for Awards

     1.6.1 Common Stock Subject to the Plan. Subject to adjustment as provided in Section 1.6.2 hereof, the maximum number of shares that may be issued under the Plan is nine hundred twenty five thousand (925,000) shares of Common Stock. Such shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by TRH. If any Award shall expire, terminate or otherwise lapse, in whole or in part, any shares of Common Stock subject to such Award (or portion thereof) shall again be available for issuance under the Plan.

     1.6.2 Adjustments. The Committee shall have the authority (but shall not be required) to adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1 and to adjust equitably (including, without limitation, by payment of cash) the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award is subject and the exercise or strike price of any Award), in such manner as it deems appropriate to preserve the benefits or potential benefits intended to be made available to grantees of Awards, for any increase or decrease in the number of issued shares of Common Stock resulting from a recapitalization, stock split, stock dividend, combination or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, extraordinary dividend or other distribution or any other change in the corporate structure or shares of TRH. After any adjustment made pursuant to this Section 1.6.2, the number of shares of Common Stock subject to each outstanding Award shall be rounded down to the nearest whole number.

     1.6.3 There shall be no limit on the amount of cash, securities (other than shares of Common Stock as provided in this Section 1.6) or other property that may be delivered pursuant to the Plan or any Award, provided, however, that Awards with respect to no more than 60,000 shares of Common Stock may be granted to any one grantee in any calendar year.

                                 ARTICLE II
                           AWARDS UNDER THE PLAN

2.1 Agreements Evidencing Awards

     Each Award granted under the Plan shall be evidenced by a written document which shall contain such provisions and conditions as the Committee deems appropriate. The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Plan, a grantee thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2 No Rights as a Stockholder

     No grantee of an Award shall have any of the rights of a stockholder of TRH with respect to shares of Common Stock subject to such Award until the delivery of such shares. Except as otherwise provided in Section 1.6.2, no adjustments shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is prior to the date such shares are delivered.

2.3 Grant of Restricted Shares of Common Stock

     The Committee may grant or offer for sale restricted shares of Common Stock in such amounts and subject to Section 2.7 and such terms and conditions as the Committee shall determine. Upon the delivery of such shares, the grantee shall have the rights of a stockholder with respect to the restricted stock, subject to Section 2.7 and any other restrictions and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of restricted shares of Common Stock, such Certificate may be registered in the name of the grantee but shall be held by TRH or its designated agent until the time the restrictions lapse.

2.4 Grant of Restricted Stock Units

     The Committee may grant Awards of restricted stock units in such amounts and subject to Section 2.7 and such terms and conditions as the Committee shall determine. A grantee of a restricted stock unit will have only the rights of a general unsecured creditor of TRH until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the grantee of each restricted stock unit not previously forfeited or terminated shall receive one share of Common Stock, or cash, securities or other property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.

2.5 Grant of Dividend Equivalent Rights

     The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the grantee to receive amounts equal to all or any portion of the dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of TRH until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise, vesting or settlement of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

2.6 Other Stock-Based Awards

     The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Any Award made pursuant to this Section 2.6 to a director of the Company or an executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act), must be either (i) granted in lieu of salary or cash bonus or (ii) limited in the aggregate to five percent (5%) of the shares of Common Stock authorized under the Plan.

2.7 Certain Restrictions

     In the case of an Award (other than a Performance Award) in the form of restricted stock or restricted stock units, restrictions upon shares of Common Stock awarded hereunder shall lapse and the vesting of restricted stock units awarded hereunder shall occur (i) unless otherwise set forth in an Award Agreement, immediately upon a grantee's termination of employment due to death, disability, or (ii) at such time or times and on such terms and conditions as the Committee may determine as set forth in the Award Agreement.

2.8 Performance Awards

     2.8.1 With respect to any grant of restricted stock or restricted stock units, the Committee, at the time of grant, may determine that the Award is a Performance Award. The provisions of this Section 2.8 shall apply to any Performance Award.

     2.8.2 Subject to Section 2.8.4, the vesting, payment, settlement or lapsing of any restriction with respect to a Performance Award shall be subject to the satisfaction of the Performance Objectives established by the Committee at the time the Performance Award is granted. Performance Objectives, for any Performance Cycle shall mean one or more financial performance objectives of the Company and/or Operating Unit(s) established by the Committee, which may include threshold Performance Objectives, target Performance Objectives and maximum Performance Objectives. Performance Objectives may be expressed in terms of (i) earnings per share,
(ii) earnings (which may be expressed as earnings before specified items and adjustments such as interest and taxes), (iii) return on assets, (iv) return on invested capital, (v) revenue, (vi) after tax operating income,
(vii) operating income, (viii) adjusted operating income, (ix) cash flow,
(x) total shareholder return, (xi) combined loss and expense ratio, (xii) book value or adjusted book value, (xiii) stock price, (xiv) return on equity, (xv) expense reduction or containment or (xvi) any combination of
(i) through (xv). Performance Objectives may be expressed as a combination of Company and/or Operating Unit(s) Performance Objectives and may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (i) the date on which a quarter of the Performance Cycle has elapsed and (ii) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Objectives remain substantially uncertain.

     2.8.3 Adjustments. The Committee may, at the time Performance Objectives are determined for a fiscal year, or at any time prior to the final determination of Awards in respect of such fiscal year, in either case to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of a Performance Award as "performance-based compensation" (within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder), provide for the manner in which performance will be measured against the Performance Objectives (or to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of an Award as performance-based compensation, may adjust the Performance Objectives) to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), acquisitions or divestitures, special charges (including charges for catastrophic events), accounting or tax law changes and other extraordinary or nonrecurring events.

     2.8.4 Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Objectives have been achieved. In respect of a Performance Award, the Committee may, in its sole discretion, reduce the amount of cash paid or number of shares of Common Stock issued that become vested or on which restrictions lapse. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to any Performance Award if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to fail to qualify as performance-based compensation.

     2.8.5 If any provision of the Plan or any Award Agreement relating to a Performance Award does not comply or is inconsistent with Section 162(m) of the Code or the regulations promulgated thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable in connection with any such Award upon the attainment of the Performance Objectives.

                                ARTICLE III
                               MISCELLANEOUS

3.1 Amendment of the Plan

     3.1.1 Unless otherwise provided in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any grantee of an Award.

     3.1.2 Unless otherwise determined by the Board, stockholder approval of any suspension, discontinuance, revision or amendment shall be obtained only to the extent necessary to comply with any applicable law provided, however, that, without stockholder approval, neither the Board nor the Committee may amend the Plan to (i) materially increase the benefits accruing to grantees under the Plan, (ii) materially increase the number of shares of Common Stock which may be issued under the Plan, or (iii) materially modify the requirements for participation in the Plan.

3.2 Tax Withholding

     3.2.1 As a condition to the delivery of any shares of Common Stock pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a grantee whether or not pursuant to the Plan or (b) the Committee shall be entitled to require that the grantee remit cash to the Company (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

3.3 Required Consents and Legends

     3.3.1 If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a "plan action"), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

     3.3.2 The term "consent" as used in this Section 3.3 with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) or any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made,
(c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (d) any and all consents required by the Committee. Nothing herein shall require TRH to list, register or qualify the shares of Common Stock on any securities exchange.

3.4 Nonassignability; No Hedging

     Except to the extent otherwise expressly provided in the applicable Award Agreement or determined by the Committee, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) shall be exercisable during the life of the grantee only by the grantee or the grantee's legal representative. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.4 shall be null and void and any Award which is hedged in any manner shall immediately be forfeited. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any permitted successors and assigns.

3.5 Successor Entity

     Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of TRH with or into any other entity ("Successor Entity") or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of TRH, or all or substantially all of the assets of TRH, outstanding Awards may be assumed or a substantially equivalent award may be substituted by such successor entity or a parent or subsidiary of such successor entity.

3.6 Right of Discharge Reserved

     Nothing in the Plan or in any Award Agreement shall confer upon any grantee the right to continued Employment by the Company or affect any right which the Company may have to terminate such Employment.

3.7 Nature of Payments

     3.7.1 Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan shall be in consideration of services performed or to be performed for the Company by the grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a participant in the Plan. Only whole shares of Common Stock shall be delivered under the Plan. Awards shall, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares shall be rounded down to the nearest whole share and any such fractional shares shall be forfeited.

     3.7.2 All such grants and deliveries shall constitute a special discretionary incentive payment to the grantee and shall not be required to be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the grantee, unless the Company specifically provides otherwise.

3.8 Non-uniform Determinations

     The Committee's determinations under the Plan and Award Agreements need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a grantee's Employment has been terminated for purposes of the Plan.

3.9 Other Payments or Awards

     Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.10 Plan Headings

     The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.11 Termination of Plan

     The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan shall terminate May 15, 2013, and provided further, that all Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.12 Governing Law

THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.13 Severability; Entire Agreement

     If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.14 Waiver of Claims

     Each grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the grantee's receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

3.15 No Third Party Beneficiaries

     Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.3 shall inure to the benefit of a Covered Person's estate and beneficiaries and legatees.

3.16 Successors and Assigns of TRH

     The terms of this Plan shall be binding upon and inure to the benefit of TRH and any successor entity contemplated by Section 3.5.

3.17 Date of Adoption and Approval of Stockholders

     The Plan as amended and restated is being adopted on March 30, 2006 by the Board subject to approval by the stockholders of TRH at the 2006 Annual Meeting of Stockholders. Any Performance Awards granted under the Plan prior to the date of such stockholder approval are expressly conditioned on such stockholder approval.